BEFORE THE PUBLIC UTILITIES COMMISSION OF OHIO In the Matter of the Application of The Dayton Power and Light Company d/b/a AES Ohio for Approval of Its Electric Security Plan In the Matter of the Application of The Dayton Power and Light Company d/b/a AES Ohio for Approval of Revised Tariffs In the Matter of the Application of The Dayton Power and Light Company d/b/a AES Ohio for Approval of Accounting Authority Pursuant to Ohio Rev. Code § 4905.13 : : : : : : : Case No. 22-0900-EL-SSO Case No. 22-0901-EL-ATA Case No. 22-0902-EL-AAM _________________________________________ STIPULATION AND RECOMMENDATION _________________________________________ Pursuant to Ohio Adm.Code 4901-1-30, any two or more parties may enter into a written stipulation concerning a proposed resolution of some or all of the issues in a proceeding of the Public Utilities Commission of Ohio ("Commission"). This Stipulation and Recommendation ("Stipulation") sets forth the understanding and agreement of the parties that have signed below ("Signatory Parties"), who recommend that the Commission approve and adopt this Stipulation without modification to resolve all issues in the above-captioned proceeding. This Stipulation reflects a just and reasonable resolution of the issues in this proceeding. It is the product of serious, arms-length bargaining among the Signatory Parties. All parties were invited to discuss and negotiate this Stipulation, and it was openly negotiated among those parties that chose to participate; no party was excluded from these negotiations. This Stipulation is supported by adequate data and information, and as a package, benefits customers

2 and the public interest. This Stipulation violates no regulatory principle or practice; indeed, it complies with and promotes the policies and requirements of Title 49 of the Ohio Revised Code. This Stipulation accommodates the diverse interests represented by the Signatory Parties and is entitled to careful consideration by the Commission. WHEREAS, The Dayton Power and Light Company d/b/a AES Ohio ("AES Ohio" or the "Company") is a public utility engaged in the business of supplying electric distribution service to more than 500,000 customers in West Central Ohio; WHEREAS, in order to comply with R.C. 4928.143, AES Ohio filed an Application and Supporting Testimony, Schedules, and Workpapers in this proceeding in which it sought approval of its fourth Electric Security Plan ("ESP 4"); WHEREAS, the Signatory Parties engaged in extensive discovery in this proceeding, with AES Ohio responding to at least 1043 interrogatories, 163 requests for production of documents, and 36 requests for admission (all including subparts), including: City of Dayton: 3 requests for production of documents; Constellation: 59 interrogatories, 13 requests for production of documents, and 5 requests for admission; IGS: 60 interrogatories and 3 requests for production of documents; Kroger: 4 requests for production of documents; OCC: 633 interrogatories and 84 requests for production of documents; OEC: 21 interrogatories and 3 requests for production of documents; OEG: 8 interrogatories;

3 OELC: 3 requests for production of documents; OMAEG: 19 interrogatories and 10 requests for production of documents; One Energy: 12 interrogatories and 6 requests for production of documents; RESA: 224 interrogatories, 29 requests for production of documents; and 31 requests for admission; and Walmart: 7 interrogatories and 5 requests for production of documents ; WHEREAS, the terms of this Stipulation are reasonable to ensure that AES Ohio can maintain its financial integrity and upgrade its distribution infrastructure so that customers can continue to receive safe and reliable service; and WHEREAS, the terms and conditions of this Stipulation satisfy the policies of the State of Ohio as set forth in R.C. 4928.02. NOW, THEREFORE, in order to resolve all of the issues raised in this proceeding, the Signatory Parties stipulate, agree, and recommend that the Commission issue an Opinion and Order in this proceeding accepting and adopting this Stipulation without material modification. I. Application Approval A. The Signatory Parties recommend that the Company’s Application be approved unless otherwise modified below, in order to fully resolve all of the issues raised in these proceedings, except as set forth in Section III.A.

4 II. ESP Term A. The term of ESP 4 shall be three years. III. Supply and Pricing of Electric Generation Service A. AES Ohio shall maintain 100% competitive bidding for its Standard Service Offer (“SSO”) load and will conduct two auctions annually through the term of ESP 4. AES Ohio shall follow the competitive bid process described in the testimony of AES Ohio Witness Lee, or as modified by any process proposed by any Signatory Party and approved by the Commission as set forth below. Any Signatory Party may present proposed modifications to AES Ohio’s competitive bid process and Master Service Agreement for its SSO load at the evidentiary hearing in this proceeding through direct testimony for the Commission’s consideration. Any Signatory Party may support or oppose such proposed modifications. For avoidance of doubt, any Commission decision on any Signatory Party’s proposed modifications that changes AES Ohio’s competitive bid process or Master Service Agreement for its SSO load1 shall not be considered a modification of this Stipulation.2 1 For further avoidance of doubt, any modification of AES Ohio’s competitive bid process or Master Service Agreement pursuant to the Commission’s investigation commenced on January 3, 2023 in Case Nos. 16-776-EL- UNC, 17-957-EL-UNC, 17-2391-EL-UNC, and 18-6000-EL-UNC shall not be considered a modification of this Stipulation. 2 RESA and IGS take no specific position on this provision of the Stipulation.

5 B. AES Ohio shall continue to supply the Renewable Energy Credits required to cover its obligations under R.C. 4928.64 relating to the SSO load. C. AES Ohio shall continue its Standard Offer Rate (SOR) (Tariff Sheet No. G10) with its current rate design methodology, update process, and audit schedule, subject to the provisions in this Section III. 1. AES Ohio will continue recovery of uncollectible expenses associated with bypassable standard service offer rates through a bypassable component of the SOR. 2. AES Ohio will credit an amount equal to the bypassable uncollectible expense component of the SOR to customers at the same allocation as base distribution revenues through the Regulatory Compliance Rider on a nonbypassable basis. D. As part of the Grid Mod Implementation Update Group established in Case No. 18-1875-EL-GRD et al., AES Ohio agrees to discuss converting the results of its SSO competitive bid process into retail rates for SSO customers with on-peak and off-peak rates. With this group, AES Ohio agrees to discuss potential roadblocks or timing issues with deployment of such rates, including the time-of-use rate requirements in the Stipulation and Recommendation from that case, potential limitations of its current and planned billing systems, and deployment of smart meters. The Group will also discuss such issues as whether such an on-peak and off-peak pricing methodology for SSO customers should be on an opt-out

6 basis. Based upon the discussions in the Group, AES Ohio or another Signatory Party to this Stipulation may make a filing, unilaterally or jointly, for the Commission to consider an on-peak and off-peak SSO pricing proposal. All parties to the proceeding would reserve their rights to support or oppose any such proposal. IV. Distribution Investment Rider: A. AES Ohio shall implement a Distribution Investment Rider (“DIR”), as described in the testimony of AES Ohio Witness Adams, subject to the following conditions. B. Capital costs included in the DIR shall be those recorded in FERC Accounts 360 through 374, provided such costs are not collected from consumers elsewhere, such as but not limited to the Infrastructure Investment Rider. The calculation of the removal of these assets shall be included in the DIR filings. The DIR shall be computed by comparing the current rate base associated exclusively with plant accounts recorded in the FERC accounts noted above to the most recent rate base related to the same accounts as included in the overall rate base approved in the most recent base electric distribution rate case. The DIR revenue requirement shall be limited to (i) a return on distribution rate base using the weighted average cost of capital approved in the most recent base electric distribution rate case, grossed up for prevailing tax rates; (ii) depreciation expense; and (iii) property taxes on the incremental rate base (i.e., net

7 plant less Accumulated Deferred Income Taxes (ADIT)) accumulated since the date certain in the most recent electric distribution rate case, grossed up for commercial activity taxes. C. The beginning DIR date certain balance will include the balance of qualifying incremental investments placed in service through November 30, 2022. See Ex. 1. D. AES Ohio shall not recover operations and maintenance expense through the DIR, except as provided in Section IV(K) for DIR audit expense. E. The DIR shall be subject to the following revenue caps: 1. 2023: Cumulative amount of $2,350,000 per month effective with DIR commencement; 2. 2024: $38,400,000 annual cap3; 3. 2025: $49,400,000 annual cap4; and 4. 2026: Cumulative amount of $5,050,0005 per month until end of ESP term. 3 This DIR cap represents approximately 3.3% of base distribution revenue requirement from the most recent distribution rate case. 4 This DIR cap represents approximately 3.5% of base distribution revenue requirement from the most recent distribution rate case. 5 This DIR cap represents approximately 3.6% of base distribution revenue requirement from the most recent distribution rate case.

8 5. DIR revenue collected from consumers less than the cap in a given year shall not increase caps for future years. F. Reliability Performance 1. For purposes of Section IV(F)(3) below, the System Average Interruption Duration Index (“SAIDI”) performance goals are as follows: a) 2023: The SAIDI performance goal will be 103. b) 2024: The SAIDI performance goal will be 99. c) 2025: The SAIDI performance goal will be 96. 2. AES Ohio shall continue to be subject to Section 17(a) of the Stipulation and Recommendation that was approved in Case No. 18-1875-EL-GRD, et al. 3. SAIDI Performance Goal Effect on DIR Revenue Caps a) 2024 (i) If AES Ohio fails to achieve their annual SAIDI performance goal during the 2023 calendar year, then the revenue cap for 2024 will be decreased to $36,000,000. b) 2025

9 (i) If the Company fails to achieve their annual SAIDI performance goal during either the 2023 or 2024 calendar year, but achieves their SAIDI performance goal during the other calendar year, then the revenue cap for 2025 will be decreased to $47,000,000. (ii) If the Company fails to achieve their annual SAIDI performance goal during both the 2023 and the 2024 calendar years, then the revenue cap for 2025 will be decreased to $44,600,000. c) 2026 (i) If the Company fails to achieve their annual SAIDI performance goal during one calendar year between 2023 and 2025, but achieves their SAIDI performance goals during two other calendar years in that time frame, then the revenue cap for 2026 will be decreased to the cumulative amount of $4,850,000 per month until the end of the ESP term. (ii) If the Company fails to achieve their annual SAIDI performance goal during two calendar years between 2023 and 2025, but achieves their SAIDI performance goals during one other calendar year in

10 that time frame then the revenue cap for 2026 will be decreased to the cumulative amount of $4,650,000 per month until the end of the ESP term. (iii) If the Company fails to achieve their annual SAIDI performance goal for all years between 2023 through 2025, then the revenue cap for 2026 will be decreased to the cumulative amount of $4,450,000 per month until the end of the ESP term. G. Should AES Ohio fail to file a new base distribution rate case on or before December 31, 2025, then the DIR will sunset and the DIR rate shall be set to zero on January 1, 2026 except for truing up any over/under recovery of revenues. Should AES Ohio file a new base distribution rate case, DIR caps will be revised to reflect the updated base rates in that case, to go into effect upon Commission Order in that case. The DIR will then continue for the remainder of this ESP term, unless otherwise extended by the Commission. H. The DIR will be trued up for over/under recovery of revenues compared to the Company’s DIR revenue requirement. I. The recovery of incentive compensation in the DIR shall be treated in the same manner as such compensation is treated in the Company’s then- operative rate case.

11 J. AES Ohio shall include the Protected Excess ADIT the Company proposed to credit customers as an offset to the DIR revenue requirement per Case No. 19-0572-EL-UNC. The Company will comply with the normalization rules under Internal Revenue Code sections 167 and 168. In the event of new rulings or other guidance from the IRS or Department of the Treasury, whereby the treatment of the Protected Excess ADIT contemplated in this agreement would not comply with the normalization requirements, the parties agree to revisit the treatment and conform the treatment to act in accordance with the normalization rules at the next available opportunity. The parties also agree to revisit the treatment of Protected ADIT and Protected Excess ADIT in this agreement in the event that the allowed return in a future distribution rate case differs from the allowed return in the ESP in effect while the rates in such distribution rate case are effective. K. AES Ohio shall file quarterly updates on or about February 1st, May 1st, August 1st and November 1st, with rates charged to consumers being effective 60 days after filing unless otherwise suspended by the Commission. The filings shall be subject to review, as well as an annual audit. The audit shall either be conducted by Staff or by an independent third party under the direction of Staff. Expenses relating to such audits shall be deferred and collected from consumers through the DIR. Annual audits will include but not be limited to the following: 1. On-site inspections of new capital assets;

12 2. Tracking capital expenses from continuing property records, invoices, and other supporting documentation to the used and useful assets, as well as tracking used and useful assets to continuing property records, invoices, and other supporting documentation; 3. Verification of proper accounting and computation of annual property tax expense; 4. Verification of proper accounting and computation of state, local, and federal income tax expense, as well as taxes other than income; 5. Verification of proper accounting and computation of annual depreciation expense; 6. Verification of proper accounting for DIR revenues; and 7. Verification with FERC Form 1. L. AES Ohio shall solicit input from Signatory Parties in order to develop an annual work plan to emphasize proactive distribution maintenance that will focus spending on where it will have the greatest impact on maintaining and improving service reliability and resiliency of the grid for all consumers, and promoting equity for low-income communities. The plan shall include identification of those expenditures that will help reduce customers’ minutes interrupted. The work plan shall follow the same

13 format as the work plan attached to this Stipulation. See Ex. 2. AES Ohio shall update Staff quarterly on the expenditures made under the work plan and how those expenditures align with planned investments in individual reliability programs. AES Ohio shall file the work plan in the DIR docket by December 31 of each year. M. AES Ohio will notify Staff and Signatory Parties of any changes to the Company’s capitalization policy that materially affects the DIR and provide documentation to Staff and Signatory Parties of the revised policy. V. Proactive Reliability Optimization Rider A. AES Ohio shall implement a Proactive Reliability Optimization Rider (“PRO”), as described in the testimony of AES Ohio Witness Adams, subject to the following conditions. B. The PRO shall collect all prudently-incurred vegetation management expenses authorized for deferral on an annual basis, with no carrying costs, up to the caps identified by the Commission in Case Nos. 15-1830- EL-AIR and 20-1651-EL-AIR and not otherwise recovered in base distribution rates. C. Upon approval of this Stipulation by the Commission, the Company shall initially include for recovery in the PRO, the vegetation management deferral balance reflecting expenses incurred above the baseline set in Case No. 15-1830-EL-AIR in 2021 and 2022. The accumulated deferral

14 balance discussed in this section shall be recovered from customers evenly over a three-year (36-month) period. Pursuant to the Opinion and Order in Case No. 15-1830-EL-AIR, the deferral balance is not subject to carrying costs. D. AES Ohio shall file an annual update on or before March 31st of each year, with rates effective 60 days after filing unless otherwise suspended by the Commission. The annual update filing shall be subject to Commission review, audit, and reconciliation. The audit shall either be conducted by Staff or by a third party under the direction of Staff. If a third-party audit is conducted, the expense of such audits shall be deferred and recovered through the PRO. Such audit shall include a determination of whether expenditures are prudent in rendering utility service to customers. The Company will not file updates more frequently than once per year. E. In performing vegetation management, AES Ohio shall make reasonable efforts to return to a five-year trim cycle on all circuits. At the time of the annual audit, Staff will assess these efforts to determine if a reasonable degree of improvement has been made in this area. VI. Regulatory Compliance Rider A. AES Ohio shall implement a Regulatory Compliance Rider (“RCR”), as described in the testimony of AES Ohio Witness Donlon, subject to the following conditions.

15 B. The RCR shall recover the following amounts: 1. $28,269,736 of deferred OVEC costs, which reflects the balance of that deferral as of July 31, 2022, minus $660,616, which represents AES Ohio’s portion of a penalty assessed by PJM to OVEC owners.6 a) The OVEC deferral shall accrue carrying costs based upon a long-term debt rate of 4.40%, beginning at the time the costs were incurred, i.e. from October 1, 2014 through October 31, 2017 and from December 19, 2019 to December 31, 2019. b) To avoid double payment by consumers, the OVEC deferral identified in this Section, including carrying costs, were not and shall not be recovered either through the Company’s former Reconciliation Rider or current Legacy Generation Rider. 2. $13,796,923 of deferred Decoupling amounts through December 18, 2019, consistent with the decoupling methodology agreed to and approved as part of the Company’s overall distribution rates in Case No. 15-1830-EL-AIR. 6 OMAEG, Kroger, CUB, OEC, and OELC do not support the recovery of deferred OVEC costs, but agree to not oppose this provision of the Stipulation as a package. OMAEG, Kroger, CUB, OEC, and OELC’s non-opposition shall not be relied upon in any other forum or proceeding.

16 3. $6,315,489 of deferred Prior RCR costs. 4. Any Uncollectible Amounts that reflect a reconciliation to the amounts approved in base rates in Case No. 20-1651-EL-AIR upon implementation of those rates. 5. The deferral of O&M expenses associated with implementation of AES Ohio’s new Customer Information System upon demonstration of the functionality detailed in the Stipulation and Recommendation that was approved by the Commission in Case No. 18-1875-EL-GRD, et al., subject to a reasonableness and prudence review. 6. Regulatory assets later approved for collection from consumers by the Commission. AES Ohio must file an application with the Commission to request recovery of any future regulatory asset or liability from consumers through the RCR. Signatory Parties are not precluded from challenging any future requests to recover or credit a regulatory asset or liability through the RCR. C. The Company shall withdraw its application in Case No. 20-140-EL-AAM and will not recover or seek to recover the decoupling amounts at issue in that case in any future application or proceeding. D. AES Ohio shall provide the credit relating to uncollectible expense authorized by Section III(C)(2) through the RCR.

17 E. Costs allocated to non-residential customers shall be charged as a dollar per bill by tariff class, except that the secondary class charges shall be further differentiated by unmetered, single phase and three phase service. Costs allocated to residential customers shall be charged as a percentage of base distribution revenue. This rate design shall not affect the allocation of costs among tariff classes. F. To mitigate bill impacts, AES Ohio will extend recovery of the amounts authorized for recovery through the RCR in this proceeding over five years, including carrying costs at the Company’s then-authorized cost of long-term debt. Such going-forward carrying costs shall be capped at $4 million.7 VII. Storm Cost Recovery Rider A. AES Ohio shall continue its Storm Cost Recovery Rider (“SCRR”), subject to certain modifications, as described in the testimony of AES Ohio Witness Donlon. B. AES Ohio shall implement SCRR updates on April 1 and October 1 annually, with rates effective 60 days after filing unless otherwise suspended by the Commission. 7 The $4 million cap reflects estimated carrying costs over a three-year amortization schedule at 4.40% instead of five years.

18 C. The April 1 filing update shall be subject to annual Commission review, audit, and reconciliation. Such audit shall review the 12-month period ending September 30 of the prior year. The audit shall either be conducted by Staff or by an independent third party under the direction of Staff. If an independent third-party audit is conducted, the expense of such audits shall be deferred and recovered through the SCRR. Such audit shall include a determination of whether expenditures are prudent in rendering utility service to customers. Audit adjustments resulting from the annual audit shall be accounted for and captured in the filing next following a Commission Order issued pursuant to the results of the annual audit. D. AES Ohio shall not collect carrying charges from consumers on balances approved for recovery through the SCRR. VIII. Decoupling Rider A. AES Ohio withdraws the proposed Decoupling Rider as described in the testimony of AES Ohio Witness Teuscher, and agrees not to collect from any consumers decoupling revenues or lost revenues during the three year ESP term, notwithstanding any change in law, except for the agreed-upon amounts identified in Section VI(B)(2).

19 IX. Customer Programs Rider A. AES Ohio shall implement a Customer Program Rider (“CPR”) as described in the testimony of AES Ohio Witness Inman, subject to the following conditions. B. The CPR will recover the costs from residential consumers for the Low- Income Assistance Programs described in Section IX(E) and the Electric Vehicle (“EV”) programs described in Section IX(F). C. AES Ohio shall file annual updates of the CPR. The filings shall be subject to annual Commission review, audit, and reconciliation. The audit shall either be conducted by Staff or by an independent third party under the direction of Staff. If a third-party audit is conducted, the expense of such audits shall be deferred and recovered through the CPR. Audit adjustments resulting from the annual audit shall be accounted for and captured in the annual filing next following a Commission Order issued pursuant to the results of the annual audit. D. AES Ohio withdraws its requests in its Application relating to energy efficiency, demand-side management, and demand-response programs, but will implement the Low-Income Assistance Programs described in the next section. E. Low-Income Assistance Programs

20 1. Subject to the provisions of this Section, AES Ohio withdraws its request for collection of costs from consumers relating to the demand-response and behavior customer programs described in the testimony of AES Ohio Witness Houdek. AES Ohio shall collect from residential consumers an annual amount of $5.7 million to fund an annual budget for certain low-income-eligible programs (“Low-Income Assistance Programs”), which shall include (1) the Weatherization and Bill Payment Assistance Program, and (2) the Disadvantaged Communities Energy Initiative. 2. The administration of the Weatherization and Bill Payment Assistance Program will be bid out through a Request for Proposal process to select the best candidate under the criteria in this Section. The Staff and interested Signatory Parties and Non- Opposing Parties8 may provide input into the Request for Proposal scope of work definition. The winning bidder (third-party administrator) shall work with AES Ohio to administer the program with $3 million of the annual budget of the Low-Income Assistance Programs, including (1) $2.5 million of that annual budget dedicated to weatherization for residential customers modeled after the Ohio Home Weatherization Assistance Program, except that the income eligibility cap shall be 250% of the federal 8 Non-Opposing Parties" shall be those parties that sign this Stipulation as Non-Opposing Parties.

21 poverty level, and (2) $500,000 of that annual budget dedicated to low-income bill payment assistance, modeled after the Ohio Home Energy Assistance Program, with an income eligibility range of 175% to 250% of the federal poverty level. Any unused funds shall be rolled over to the next year until all funds associated with the three-year budget are exhausted. That third party will receive an administration fee for overseeing the weatherization portion of the program based on the percentage of the cost of that program; no fee will be paid to the third party for administering the bill payment assistance program. AES Ohio, Staff, Signatory Parties, and Non-Opposing Parties who are not selected as the third-party administrator will work with the third-party administrator to establish key performance indicators, and the third-party administrator shall submit a report to AES Ohio and Staff annually regarding its performance. AES Ohio may terminate any such agreement with the third party for cause, including but not limited to failure to achieve key performance indicators. a) AES Ohio shall select the third-party administrator by a competitive Request for Proposal conducted by the Company with input from Staff and interested Signatory Parties and Non-Opposing Parties. b) AES Ohio, with input from Staff and interested Signatory Parties and Non-Opposing Parties, shall establish minimum

22 criteria for bidders to be included in the Request for Proposal. c) The winning applicant shall be chosen at AES Ohio’s sole discretion. In choosing the winning applicant, AES Ohio may consider cost efficiency, track record of successful program delivery, utilization of Home Weatherization Assistance Program providers, LEEN experience and access, and any other criteria AES Ohio deems appropriate with no single criterion being conclusive. 3. AES Ohio shall provide $2.7 million of the annual budget of the Low-Income Assistance Program to support a Disadvantaged Communities Energy Initiative. Any unused funds shall be rolled over to the next year but all funds unspent by the end of the ESP term shall be returned to consumers. a) AES Ohio shall provide funding to three municipalities in the Company’s service territory with the highest per capita poverty rates. b) Municipalities seeking such funding shall submit an application explaining how any awarded funds will be used for energy-related purposes in Qualified Census Tracts to the benefit of low-income consumers residing in the area. The assistance provided to the low-income consumers shall

23 be used for low-income assistance, including but not limited to, utility bill payment assistance, reconnection fees, deposits to establish service due to an arrearage, and weatherization. Applicants must further explain how such funds shall promote social-economic benefits to the municipality and its residents. The winning applicant shall be chosen at AES Ohio’s sole discretion. c) AES Ohio will work with Staff and interested Signatory Parties and Non-Opposing Parties to develop key performance indicators, and AES Ohio shall submit a report to Staff annually regarding the municipalities’ performance. 4. AES Ohio shall not collect from consumers shared savings associated with the Low-Income Assistance Program. 5. AES Ohio agrees to meet with Commission Staff and other interested Signatory Parties and Non-Opposing Parties on an annual basis during the term of the ESP to discuss opportunities to weatherize properties of low-income customers. Discussion topics may include, but are not limited to: (1) ways for AES Ohio to streamline administrative and operational costs among funding sources so that Low-Income Assistance Program funds can reach more customers; (2) the average cost of weatherizing a home or

24 property for the Low-Income Assistance Program; (3) maximizing the number of recipients and beneficiaries of Low-Income Assistance Program funds; and (4) whether certain customer groups, such as persons with disabilities and the elderly, should be prioritized in the Low-Income Assistance Program. F. Electric Vehicles 1. Subject to the provisions of this Section, AES Ohio shall only implement the following EV program from its Application, which was further described in the testimony of AES Ohio Witness Elliot: the Residential Off-Peak Incentive Program. The program will encourage utilization of the distribution grid during off-peak hours. a) The Residential Off-Peak Incentive Program costs will be capped at $260,000 annually during the three-year ESP period and will be sunset at the end of the ESP term, unless otherwise extended. (i) Up to 20% of the total program costs eligible for recovery may be for outreach, labor, and evaluation of the Residential Off-Peak Incentive Program.9 9 The outreach authorized here is limited to notifying customers of the Residential Off-Peak Incentive Program. The eligible costs that may be recovered are limited to the direct costs, including labor, of implementing the Residential Off-Peak Incentive Program, including notification to customers, and the direct costs of evaluating the Residential Off-Peak Incentive Program and developing a proposal for the cost-based EV charging tariff.

25 (ii) Using the lessons learned from the Residential Off- Peak Incentive Program, the Company will propose a cost-based EV charging distribution service tariff to encourage off-peak charging for residential customers as part of its next EL-AIR or EL-SSO proceeding. Signatory Parties retain the right to take any position regarding such proposals. (iii) The costs of this program shall be allocated only to residential customers. 2. AES Ohio withdraws its request for collection of costs from consumers relating to the following EV programs, as described in the testimony of AES Ohio Witness Elliot: the Residential Managed Charging program, the Low-to-Moderate Income EV Subscription program, the C&I Managed Charging program, the C&I EVSE Rebates for Disadvantaged Communities program the C&I Fleet Solutions program, and the C&I EVSE Lease program. 3. In the Commission’s next review of Ohio Adm. Code Chapter 4901:1-9, AES Ohio will propose that for nonresidential customers, electric utilities shall be responsible for eighty percent of the total cost of line extensions for publicly-available EVSE, and that the customer shall be responsible for the remaining twenty percent of the total cost. Signatory Parties retain the right to take

26 any position regarding such proposal. AES Ohio will and other interested parties may encourage the Commission to commence review of line extension policies for publicly available EVSE within Ohio Adm. Code Chapter 4901:1-9 as part of the Commission Ordered Investigation in Case No. 22-1025. X. Green Energy Alternative Tariff10 A. AES Ohio shall implement an optional Green Energy Alternative Tariff, as described in the testimony of AES Ohio Witness Donlon, to offer agreements with mercantile customers to construct customer-sited renewable energy resources pursuant to R.C. 4928.47. B. Each agreement between AES Ohio and mercantile customers electing to take service under this tariff shall be submitted to the Commission for approval pursuant to R.C. 4928.47. XI. AES Ohio proposes to continue the following existing riders with their respective rate design methodologies, update processes, and audit schedules: A. Tax Savings Credit Rider; B. Infrastructure Investment Rider; C. Economic Development Rider; 10 IGS takes no specific position on this provision of the Stipulation.

27 D. Transmission Cost Recovery Rider (subject to the billing changes described in Section XVI, below); and E. Energy Efficiency Rider (pending final reconciliation). XII. As part of AES Ohio’s next distribution rate case application, the Company agrees to evaluate the cost to serve customers that have interconnected large onsite distributed generation (DG) facilities (larger than 500 kW of capacity), by current and proposed rate classes. The Company shall provide a list of customers included in the evaluation to the PUCO Staff, marked as confidential to protect customer identities and competitively sensitive information. The Company shall also provide the current revenues, the fully allocated cost to serve, and the net operating income for those customers during the test year period at current and proposed rates. Per the Commission's Opinion & Order in Case Nos. 20-1651-EL- AIR, et al., the Company will also “provide analysis of the impact of any rate change on distributed generation resources,” notably customers with large onsite DG facilities as described above. Based on this information, AES Ohio will also evaluate its existing cogeneration and small power production tariff and tariffs for net metering and consider any appropriate modification to those tariffs and/or the addition of a DG tariff. XIII. Residential Customer Education and Information A. In an effort to reduce disconnections, AES Ohio agrees to conduct educational outreach and marketing of utility assistance programs and

28 low-income energy efficiency programs. AES Ohio will prioritize its outreach into communities that have the highest percentage of disconnection notices issued. AES Ohio will explore outreach in multiple languages where appropriate and at local public events. On an annual basis, AES Ohio will provide to Signatory Parties and Non-Opposing Parties a performance metrics report on the outreach conducted, along with disconnection data in these communities. B. Upon receiving all necessary customer consent, AES Ohio will provide, without additional cost, CRES providers and third-party aggregators available customer data to allow them to enroll residential accounts to participate in the PJM ancillary services market, including but not limited to the customer’s peak load contribution. As part of the first meeting of the Grid Mod Implementation Update Group established in Case No. 18- 1875-EL-GRD et al. after approval of this Stipulation, AES Ohio will discuss what data may be available under this Section and when usable data will be available. Usable data sharing under this Section shall begin no more than one year from the date of such Grid Mod Implementation Update Group meeting, unless AES Ohio notifies the Grid Mod Implementation Update Group that more time is required to implement the program.

29 XIV. AES Ohio shall amend Tariff Sheet No. D26 to eliminate the $25 Reconnection of the Meter charge for customers with AMI meters who are reconnected remotely. XV. For any distribution rate case filed during the term of the ESP, the proposed equity component in AES Ohio's capital structure shall not exceed the capital structure approved in Case No. 20-1651-EL-AIR. Signatory Parties, other than AES Ohio, retain the right to take any position regarding such proposal. XVI. Transmission: AES Ohio will bill all non-residential customers taking service at primary voltage and above, and any non-residential customers taking service at secondary voltage that opt-in, for all TCRR demand charges on the basis of their Network Service Peak Load (NSPL). Billing based on NSPL shall be implemented starting June 2025. Secondary customers who opt-in to TCRR charges billed on the basis of their NSPL may not opt-out within two years of opting-in. This change in transmission billing shall not shift any transmission costs to residential customers. AES Ohio will continue its existing TCRR Opt-Out Pilot program until the NSPL billing change is effective, at which point the program will cease. Enrollment in the existing TCRR Opt-Out Pilot program shall be open to Signatory Parties (including their members, affiliate members, customers, or members’ customer) served at secondary voltage or primary voltage and above on an opt-in basis. Enrollment in the existing TCRR Opt-Out Pilot

30 program shall be capped at 50 customers. For residential customers, billing for the TCRR shall continue to operate as it does now. XVII. Economic Development Incentive A. The Economic Development Incentive, Economic Development Incentive Tariff and the associated Economic Development Rider proposed in the Application and described in the Testimony of AES Ohio Witness Inman, pp. 4-5 are approved and shall be modified as follows: 1. AES Ohio will enter into a Service Agreement with an existing or new non-residential customer with a demand of 500 kW or greater at a single site to establish an Economic Development Incentive to support the development of new or expanded business or manufacturing facilities in AES Ohio’s service territory. For customers served at Secondary and Primary voltage level of service, the incentive will be implemented through the following percentage reductions of the customer’s monthly billed demand, for base distribution service only, for two years, based on the amount of capital invested by the customer in the new or expanded facilities or the load growth in the new or expanded facilities. For customers served at Primary-Substation and High Voltage level of service, the incentive will be implemented through the following percentage reductions of the customer’s monthly billed demand, for base distribution service and transmission service only, for two

31 years, based on the amount of capital invested by the customer in the new or expanded facilities or the load growth in the new or expanded facilities. a) >$20 million of investment or load growth of >500 kW: 50% b) >$30 million of investment or load growth of >750 kW: 55% c) >$40 million of investment or load growth of >1,000 kW: 60% d) >$50 million of investment or load growth of >1,250 kW: 65% e) >$60 million of investment or load growth of >1,500 kW: 70% 2. To qualify, the construction work associated with the new or expanded facilities must commence after this ESP is approved by the Commission and must be substantially completed within three years of commencement of construction. The Service Agreement to establish the incentive may be made at any time prior to the substantial completion of construction and must include reasonable evidence of the expected capital investment or load growth.

32 3. Within sixty (60) days of the substantial completion of construction of the new or expanded facilities, the customer must submit to AES Ohio reasonable evidence of the amount of capital investment made by the customer or load growth attributable to the new or expanded facilities. The discount will take effect in the first full billing cycle following the date of this submission and will remain in effect for twenty-four (24) months. 4. The Economic Development Incentives will be collected from all consumers through delta revenues in the Economic Development Rider. AES Ohio agrees to a cap of $1.50 per year per residential customer, $10.00 per year per customer served at secondary voltage level, and $750.00 per year per customer served at primary voltage level and above on the amount of delta revenue collected relating to these incentives.11 5. AES Ohio shall provide any Service Agreements entered under this Section to Staff on a confidential basis. 11 These customer bill caps represent approximately $1.6 million of delta revenue per year.

33 XVIII. AES Ohio agrees to meet with the Ohio Hospital Association (“OHA”) at least once per year to discuss opportunities that enhance reliability and resiliency for hospitals in its service territory. XIX. AES Ohio agrees to extend the waiver of the Contract Capacity Charge related to Redundant Service (“Alternate Feed Service”) for the City of Dayton and all OHA members until (1) the term of the ESP 4 ceases or (2) AES Ohio ceases recovery through the Infrastructure Investment Rider, whichever event occurs later. This waiver shall be applied to the City of Dayton and all OHA members regardless of whether or not these members are currently paying Alternate Feed Service charges or whether the City of Dayton or these OHA members require Alternate Feed Service in the future. Revenue that is not collected due to this waiver shall not be collected from other customers. XX. Significantly Excessive Earnings Test A. The threshold for determining whether the Company had significantly excessive earnings under R.C. 4928.143(F) in 2023, 2024, and 2025 shall be a return on equity of 13%. AES Ohio agrees not to request to offset any excessive earnings under R.C. 4928.143(F) in those years with future committed investments. AES Ohio agrees to credit any significantly excessive earnings in those years to consumers within 12 months of an Order finding that the Company had significantly excessive earnings.

34 XXI. Consumer Hardship Bill Payment Assistance A. AES Ohio shall contribute $50,000 per year for three years of shareholder funds to the AES Ohio Gift of Power program following approval of this Stipulation. Funds not distributed shall be rolled over to the following year until funds are exhausted. XXII. AES Ohio shall convene a working group open to all Signatory Parties, to meet at least three times before filing its next base distribution rate case, to discuss and design a potential non-residential rate structure to collect the costs of providing electric service to customers with low energy utilization, including but not limited to EV charging stations. The working group shall consider a variety of rate designs either currently in effect in Ohio or elsewhere. Based on the working group’s discussions, AES Ohio will propose an appropriate rate structure for such customers in that rate case. XXIII. Staff will issue a Request for Proposal to review data associated with uncollectible expense recovery. Specifically, the consultant shall conduct a review of: A. Customer account billing records for both SSO and CRES customers in which balances were written off during the 12 months prior to the signing of the Stipulation; B. The Company’s collection and disconnection practices; C. The process for applying partial payments; and

35 D. Any other records or information deemed appropriate. Costs associated with this review shall be recoverable through the RCR on a non- bypassable basis. XXIV. The Signatory Parties recommend that the Commission find that this electric security plan, as reflected in the Application and modified by this Stipulation, including its pricing and all other terms and conditions, including any deferrals and any future recovery of deferrals, is more favorable in the aggregate as compared to the expected results that would otherwise apply under Section 4928.142 of the Revised Code. XXV. AES Ohio will work collaboratively with the City of Dayton to support the interconnection of any solar project at the Valleycrest Superfund site. XXVI. Rate Case Items A. Pursuant to the Opinion and Order in Case No. 20-1651-EL-AIR: 1. AES Ohio agrees to eliminate the switching fees in Tariff Sheet Nos. D34 and G9. AES Ohio may request to reimplement switching fees in a future rate case or other proceeding. 2. AES Ohio agrees to implement its proposal for the Low-Load Factor Charge (formerly known as the Maximum Charge Provision) as described in its January 13, 2023 Application for Rehearing in Case No. 20-1651-EL-AIR to revise the components

36 of the Low-Load Factor Charge (i.e., base distribution rates and the TCRR) to evenly phase-in rates to gradually target customers with approximately 10% load factors, so that customers with approximately the following load factors would continue to be billed under the Low-Load Factor Charge: a) Year 1: 16% b) Year 2: 12% c) Year 3: 10%. XXVII. Other Provisions: A. The Stipulation addresses a variety of complex issues that, absent this agreement, would have been resolved through several complex, protracted, and litigated proceedings. The Stipulation contains the entire agreement among the Signatory Parties and reflects a complete settlement of all proposals, issues, comments, and objections in these proceedings. The Signatory Parties will support this Stipulation, if it is contested, and no Signatory Party shall oppose an application for rehearing designed to defend the terms of the original unmodified Stipulation. The Signatory Parties agree that this Stipulation advances the public interest and urge the Commission to adopt it. B. Except for purposes of enforcing the Stipulation or establishing that its terms and conditions are lawful, neither the Stipulation nor the information and data contained therein or attached hereto shall be cited as precedent in any proceeding for or against a Signatory Party, if the

37 Commission approves this Stipulation. The Stipulation is submitted for the purpose of resolving only the proceedings identified herein and does not reflect the position that any individual Signatory Party may take as to any individual provision of the Stipulation, standing alone. Rather, the Stipulation reflects an overall outcome that reflects a compromise and balancing of competing interests and does not reflect the position that any one of the Signatory Parties would have taken on any individual issue. As such, acceptance of any provision within this Stipulation shall not be cited by any party or the Commission in any case to state or imply that any Signatory Party agrees with any specific provision of the settlement. C. This Stipulation is expressly conditioned upon its adoption by the Commission in its entirety and without material modification. Each Signatory Party has the right in its sole discretion to determine whether the Commission’s approval of this settlement contains a material modification. If the Commission rejects or materially modifies all or any part of this Stipulation, any Signatory Party shall have the right, within thirty days of issuance of the Commission’s Order, to file an application for rehearing. The Signatory Parties agree that they will not oppose or argue against any other Signatory Party’s application for rehearing that seeks to uphold the original unmodified Stipulation. If the Commission does not adopt the Stipulation without material modification upon any rehearing ruling, then within thirty days of such Commission rehearing ruling any Signatory Party may terminate its Signatory Party status and

38 withdraw from the Stipulation by filing a notice with the Commission. No Signatory Party shall file a Notice of Withdrawal without first negotiating in good faith with the other Signatory Parties to achieve an outcome that substantially satisfies the intent of the Stipulation. If a new agreement achieves such an outcome, the Signatory Parties will file the new agreement for Commission review and approval. If the discussions to achieve an outcome that substantially satisfies the intent of the Stipulation are unsuccessful, and a Signatory Party files a Notice of Withdrawal, then the Commission will convene an evidentiary hearing to afford that Signatory Party the opportunity to contest the Stipulation by presenting evidence through witnesses, to cross-examine witnesses, to present rebuttal testimony, and to brief all issues that the Commission shall decide based upon the record and briefs. If the discussions to achieve an outcome that substantially satisfies the intent of the Stipulation are successful, then some or all of the Signatory Parties shall submit the amended Stipulation to the Commission for approval after a hearing if necessary. If the Commission adopts this Stipulation without material modification, then the Company agrees to waive its statutory right under R.C. 4928.143(C)(2)(a) to withdraw its application upon any subsequent modification by the Commission on remand from the Supreme Court of Ohio. D. Unless a Signatory Party exercises its right to withdraw from the Stipulation and terminate its status as a Signatory Party, each Signatory

39 Party agrees to and will support and/or not oppose the reasonableness of the Stipulation before the Commission, and to cause its counsel to do the same, and in any appeal from the Commission’s adoption or enforcement of the Stipulation in which it participates. E. The Signatory Parties agree that the settlement and resulting Stipulation are a product of serious bargaining among capable, knowledgeable parties. This Stipulation is the product of an open process in which all parties were represented by able counsel and technical experts. The Stipulation represents a comprehensive compromise of issues raised by parties with diverse interests. The Signatory Parties believe that the Stipulation that they are recommending for Commission adoption presents a fair and reasonable result. F. AES Ohio may offer its testimony and exhibits filed in these proceedings as further evidentiary support for this Stipulation, where they are consistent with the Stipulation, and where they are not consistent they may be offered to show that good faith bargaining occurred that resulted in a lawful and reasonable outcome, which testimony shall not be subject to cross examination by the Signatory and Non-Opposing Parties. AES Ohio will file testimony in support of this Stipulation. Nothing herein prohibits any Signatory Party or Non-Opposing Party from filing testimony or submitting evidence in support of the Stipulation.

40 G. The Signatory Parties agree that the settlement, as a package, benefits AES Ohio’s customers and is in the public interest. The Signatory Parties agree that the settlement package does not violate any important regulatory principle or practice. IN WITNESS THEREOF, the undersigned Signatory Parties agree to this Stipulation and Recommendation this 10th day of April, 2023. The undersigned Signatory Parties request that the Commission issue an Opinion and Order approving and adopting this Stipulation. THE DAYTON POWER AND LIGHT COMPANY D/B/A AES OHIO By: /s/ Jeffrey S. Sharkey Jeffrey S. Sharkey STAFF OF THE PUBLIC UTILITIES COMMISSION OF OHIO By: /s/ Werner Margard Werner Margard OHIO MANUFACTURERS' ASSOCIATION ENERGY GROUP By: /s/ Kimberly W. Bojko Kimberly W. Bojko OHIO ENERGY LEADERSHIP COUNCIL By: /s/ David F. Proano David F. Proano THE KROGER COMPANY By: /s/ Angela Paul Whitfield Angela Paul Whitfield OHIO ENERGY GROUP By: /s/ Michael L. Kurtz Michael L. Kurtz OHIO HOSPITAL ASSOCIATION By: /s/ Devin D. Parram Devin D. Parram WALMART INC. By: /s/ Carrie H. Grundmann Carrie H. Grundmann

41 OHIO PARTNERS FOR AFFORDABLE ENERGY By: /s/ Robert Dove Robert Dove INTERSTATE GAS SUPPLY, LLC By: /s/ Joseph Oliker Joseph Oliker UNIVERSITY OF DAYTON By: /s/ Stephanie Chmiel Stephanie Chmiel ARMADA POWER, LLC By: /s/ Henry Eyman Henry Eyman THE CITY OF DAYTON By: /s/ Robert Dove (Subject to City Commission approval, which is expected by April 26, 2023) Robert Dove THE RETAIL ENERGY SUPPLY ASSOCIATION By: /s/ Matthew R. Pritchard Matthew R. Pritchard CHARGEPOINT, INC. By: /s/ Dylan F. Borchers Dylan F. Borchers CONSTELLATION ENERGY GENERATION LLC AND CONSTELLATION NEWENERGY, INC. By: /s/ Michael J. Settineri Michael J. Settineri

42 IN WITNESS THEREOF, the undersigned Non-Opposing Parties agree not to challenge this Stipulation and Recommendation this 10th day of April, 2023. ONE ENERGY ENTERPRISES, INC. By: /s/ Matthew W. Warnock Matthew W. Warnock CITIZENS' UTILITY BOARD OF OHIO By: /s/ Trent Dougherty Trent Dougherty OHIO ENVIRONMENTAL COUNCIL By: /s/ Karin Nordstrom Karin Nordstrom

43 CERTIFICATE OF SERVICE I certify that a copy of the foregoing Stipulation and Recommendation has been served via electronic mail upon the following counsel of record, this 10th day of April, 2023: Michael L. Kurtz, Esq. Kurt J. Boehm, Esq. Jody Kyler Cohn, Esq. BOEHM, KURTZ & LOWRY 36 East Seventh Street, Suite 1510 Cincinnati, OH 45202 Email: mkurtz@bkllawfirm.com kboehm@bkllawfirm.com jkylercohn@bkllawfirm.com Counsel for Ohio Energy Group Stacie Cathcart, Esq. Evan Betterton, Esq. Michael Nugent, Esq. Joseph Oliker, Esq. IGS ENERGY 6100 Emerald Parkway Dublin, OH 43016 Email: stacie.cathcart@igs.com evan.betterton@igs.com michael.nugent@igs.com joe.oliker@igs.com Counsel for IGS Energy Werner Margard, Esq. Shaun Lyons, Esq. OFFICE OF THE OHIO ATTORNEY GENERAL 30 East Broad Street, 26th Floor Columbus, OH 43215 Email: werner.margard@ohioago.gov shaun.lyons@ohioago.gov Counsel for Staff of the Commission Kimberly W. Bojko, Esq. (Counsel of Record) Jonathan B. Wygonski, Esq. Emma Y. Easley, Esq. CARPENTER LIPPS & LELAND LLP 280 North High Street, Suite 1300 Columbus, OH 43215 Email: bojko@carpenterlipps.com wygonski@carpenterlipps.com easley@carpenterlipps.com Counsel for the Ohio Manufacturers' Association Energy Group Stephanie M. Chmiel, Esq. Mary Csarny, Esq. THOMPSON HINE LLP 41 South High Street, Suite 1700 Columbus, OH 43215 Email: stephanie.chmiel@thompsonhine.com mary.csarny@thompsonhine.com Counsel for University of Dayton Henry Eyman, Esq. ARMADA POWER, LLC 230 West Street, Suite 150 Columbus, OH 43215 Email: henry.eyman@armadapower.com Counsel for Armada Power, LLC

44 Trent Dougherty, Esq. HUBAY DOUGHERTY 1391 Grandview Avenue, #12460 Columbus, OH 43212 Email: trent@hubaydougherty.com Counsel for the Citizens' Utility Board of Ohio Karin Nordstrom, Esq. Chris Tavenor, Esq. 1145 Chesapeake Avenue, Suite I Columbus, OH 43212 Email: knordstrom@theOEC.org ctavenor@theOEC.org Counsel for the Ohio Environmental Council David F. Proano, Esq. (Counsel of Record) BAKER & HOSTETLER LLP 127 Public Square, Suite 2000 Cleveland, OH 44114 Email: dproano@bakerlaw.com Ali I. Haque, Esq. Erika D. Prouty, Esq. BAKER & HOSTETLER LLP 200 Civic Center Drive, Suite 1200 Columbus, OH 43215 Email: ahaque@bakerlaw.com eprouty@bakerlaw.com Counsel for Ohio Energy Leadership Council Robert Dove, Esq. Nicholas S. Bobb, Esq. KEGLER BROWN HILL + RITTER CO., L.P.A. 65 East State Street, Suite 1800 Columbus, OH 43215 Email: rdove@keglerbrown.com nbobb@keglerbrown.com Counsel for Ohio Partners for Affordable Energy Angela Paul Whitfield, Esq. CARPENTER LIPPS & LELAND LLP 280 North High Street, Suite 1300 Columbus, OH 43215 Email: paul@carpenterlipps.com Counsel for The Kroger Co. Gretchen L. Petrucci, Esq. Michael J. Settineri, Esq. VORYS, SATER, SEYMOUR AND PEASE LLP 52 East Gay Street Columbus, OH 43215 Email: glpetrucci@vorys.com mjsettineri@vorys.com Counsel for Constellation Energy Generation, LLC and Constellation NewEnergy, Inc. Maureen R. Willis, Esq. John Finnigan, Esq. Connor D. Semple, Esq. OFFICE OF THE OHIO CONSUMERS' COUNSEL 65 East State Street, Suite 700 Columbus, OH 43215 Email: maureen.willis@occ.ohio.gov john.finnigan@occ.ohio.gov connor.semple@occ.ohio.gov Counsel for the Ohio Consumers' Counsel

45 Carrie H. Grundmann, Esq. SPILMAN THOMAS & BATTLE, PLLC 110 Oakwood Drive, Suite 500 Winston-Salem, NC 27103 Email: cgrundmann@spilmanlaw.com Derrick Price Williamson, Esq. Steven Wing-Kern Lee, Esq. SPILMAN THOMAS & BATTLE, PLLC 1100 Bent Creek Blvd., Suite 101 Mechanicsburg, PA 17050 Email: dwilliamson@spilmanlaw.com slee@spilmanlaw.com Alex Kronauer WALMART INC. 2608 SE J Street Bentonville, AR 72716 Email: alex.kronauer@walmart.com Counsel for Walmart Inc. Devin D. Parram, Esq. Rachael N. Mains, Esq. BRICKER & ECKLER LLP 100 South Third Street Columbus, OH 43215-4291 Email: dparram@bricker.com rmains@bricker.com Counsel for The Ohio Hospital Association Dylan F. Borchers, Esq. Kara H. Herrnstein, Esq. BRICKER & ECKLER LLP 100 South Third Street Columbus, OH 43215-4291 Email: dborchers@bricker.com kherrnstein@bricker.com Counsel for ChargePoint, Inc. Robert Dove, Esq. KEGLER BROWN HILL + RITTER CO., L.P.A. 65 East State Street, Suite 1800 Columbus, OH 43215-4295 Email: rdove@keglerbrown.com Leonard J. Bazelak, Esq. CITY OF DAYTON 101 West Third Street Dayton, OH 45401 Email: leonard.bazelak@daytonohio.gov Counsel for The City of Dayton Matthew R. Pritchard, Esq. Bryce A. McKenney, Esq. Avery L. Walke, Esq. MCNEES WALLACE & NURICK LLC 21 East State Street, 17th Floor Columbus, OH 43215 Email: mpritchard@mcneeslaw.com bmckenney@mcneeslaw.com awalke@mcneeslaw.com Counsel for The Retail Energy Supply Association

46 Matthew W. Warnock, Esq. BRICKER & ECKLER LLP 100 South Third Street Columbus, OH 43215 Email: mwarnock@bricker.com Katie Johnson Treadway, Esq. James Dunn, Esq. ONE ENERGY ENTERPRISES INC. Findlay, OH 45840 Email: ktreadway@oneenergyllc.com jdunn@oneenergyllc.com Counsel for One Energy Enterprises Inc. Robert Dove, Esq. KEGLER BROWN HILL + RITTER CO., L.P.A. 65 East State Street, Suite 1800 Columbus, OH 43215-4295 Email: rdove@keglerbrown.com Counsel for the Environmental Law & Policy Center /s/ Jeffrey S. Sharkey Jeffrey S. Sharkey 4893-8961-6476.1

EXHIBIT 1

AES Ohio
Case No. 22-0900-EL-SSO
Distribution Investment Rider
Revenue Requirement

Data: Actual
Type of Filing: Original
Work Paper Reference No(s).: Workpaper A-1, A-2

Schedule A-1
Page 1 of 1

Line No.	Description	June 30, 2020	____	Source
(A)	(B)	(C)	(D)	(E)
1	Gross Distribution Plant	$ 1,675,916,220	$ -	Schedule B-1, Page 1 & 2, Line 20, Columns L & M
2	Accumulated Depreciation on Distribution Plant	$ 774,701,365	$ -	Schedule B-1, Page 1 & 2, Line 20, Columns L & M
3	Net Distribution Plant In Service	$ 901,214,855	$ -	Line 1 - Line 2
4				
5	Accumulated Deferred Income Taxes on Distribution Plant	$ 195,076,614	-	Schedule B-2, Line 16
6				
7	Distribution Rate Base for DIR	$ 706,138,241	$ -	Line 3 - Line 5
8				
9	Return on Rate Base	9.02%	0.00%	Schedule D-1, Line 10, Column E
10	Return on Rate Base	$ 63,661,408	$ -	Line 7 * Line 9
11				
12	Incremental Return on Rate Base		$ -	Line 10, Column D - Column C
13				
14				
15	Depreciation Expense	$ 47,847,835	$ -	Schedule C-1, Page 1, Line 20
16	Property Tax Expense	$ 56,321,700	$ -	Schedule C-2, Page 1 & 2, Line 11
17	Total Depreciation, Other Taxes and O&M Before CAT	104,169,535	-	Line 15 + Line 16
18				
19	Incremental Depreciation, Taxes Other than Income (Pre Tax)		$ -	Line 17, Column D - Column C
20	Incremental Commercial Activities Tax		1.0026	Statutory Rate
21				
22	Incremental Depreciation, Taxes Other than Income and O&M (Post Tax)		$ -	Line 19 * Line 20
23				
24	Total Unadjusted DIR Revenue Requirement		$ -	Line 12 + Line 22
25				
26	DIR Revenue Requirement Cap Adjustment (Annual Cap Verification)		$ -	Workpaper A-2
27				
28	DIR Revenue Requirement		$ -	Line 24 + Line 26
29				
30	(Over)/Under Recovery		$ -	Workpaper A-1
31				
32	Final Billable DIR Revenue Requirement		$ -	Line 28 + Line 30
33				
34	Base Distribution Retail Revenue Requirement		$ 313,473,161	Case No. 20-1651-EL-AIR
35				
36	Percentage of Base Distribution Charges		0.0000%	Line 32 / Line 34

AES Ohio
Case No. 22-0900-EL-SSO
Distribution Investment Rider
Distribution Plant
June 30, 2020

Data: Actual
Type of Filing: Original
Work Paper Reference No(s).: Workpaper A-3

Schedule B-1
Page 1 of 2

			Total Company Plant		Infrastructure Investment Rider		TOTAL DIR Plant Less: IIR Plant		Capitalized Incentive		Total Adjusted Plant		Jurisdictional
Line No.	Acct. No.	Description	Plant Investment	Accumulated Reserve	Plant Investment	Accumulated Reserve	Plant Investment	Accumulated Reserve	Plant Investment	Accumulated Reserve	Plant Investment	Accumulated Reserve	Rate Base
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H) = (D) - (F)	(I) = (E) - (G)	(J)	(K)	(L) = (H) - (J)	(M) = (I) - (K)	(N) = (H) - (I)
1	3601	Substation Land - NONE	$ 1,906,216	$ -	$ -	$ -	$ 1,906,216	$ -	$ 5,015	$ -	$ 1,901,201	$ -	$ 1,901,201
2	3602	Other Land - NONE	$ 2,382	$ -	$ -	$ -	$ 2,382	$ -	$ 6	$ -	$ 2,376	$ -	$ 2,376
3	3603	Land Rights - NONE	$ 26,210,113	$ -	$ -	$ -	$ 26,210,113	$ -	$ 68,959	$ -	$ 26,141,154	$ -	$ 26,141,154
4	3610	S&I - NONE	$ 10,833,040	$ 6,018,000	$ -	$ -	$ 10,833,040	$ 6,018,000	$ 28,502	$ 15,833	$ 10,804,538	$ 6,002,167	$ 4,802,372
5	3620	Station Equip - NONE	$ 152,893,311	$ 59,959,200	$ -	$ -	$ 152,893,311	$ 59,959,200	$ 402,262	$ 157,753	$ 152,491,049	$ 59,801,447	$ 92,689,601
6	3640	Poles, Towers & Fixt - NONE	$ 348,487,220	$ 191,772,308	$ -	$ -	$ 348,487,220	$ 191,772,308	$ 916,870	$ 504,553	$ 347,570,350	$ 191,267,755	$ 156,302,595
7	3650	Ovhd Conductor & Dev - NONE	$ 176,356,254	$ 66,366,637	$ -	$ -	$ 176,356,254	$ 66,366,637	$ 463,993	$ 174,611	$ 175,892,261	$ 66,192,027	$ 109,700,234
8	3660	Underground Conduit - NONE	$ 11,584,273	$ 6,329,636	$ -	$ -	$ 11,584,273	$ 6,329,636	$ 30,478	$ 16,653	$ 11,553,795	$ 6,312,983	$ 5,240,812
9	3670	Underground Conductor - NONE	$ 246,378,560	$ 120,577,830	$ -	$ -	$ 246,378,560	$ 120,577,830	$ 648,222	$ 317,240	$ 245,730,338	$ 120,260,590	$ 125,469,748
10	3680	Line Transformers - NONE	$ 355,801,988	$ 131,037,394	$ -	$ -	$ 355,801,988	$ 131,037,394	$ 936,115	$ 344,759	$ 354,865,873	$ 130,692,635	$ 224,173,238
11	3691	Ovhd Electric Service - NONE	$ 57,889,402	$ 46,250,391	$ -	$ -	$ 57,889,402	$ 46,250,391	$ 152,307	$ 121,685	$ 57,737,095	$ 46,128,706	$ 11,608,389
12	3692	Underground Electric - NONE	$ 220,077,476	$ 118,089,092	$ -	$ -	$ 220,077,476	$ 118,089,092	$ 579,024	$ 310,692	$ 219,498,452	$ 117,778,400	$ 101,720,052
13	3700	Meters - NONE	$ 52,352,015	$ 15,521,180	$ -	$ -	$ 52,352,015	$ 15,521,180	$ 137,738	$ 40,836	$ 52,214,277	$ 15,480,344	$ 36,733,933
14	3711	Cust Install - Priv - NONE	$ 19,289,793	$ 14,598,235	$ -	$ -	$ 19,289,793	$ 14,598,235	$ 50,751	$ 38,408	$ 19,239,042	$ 14,559,827	$ 4,679,215
15	3712	Cust Install - Other - NONE	$ 227,694	$ 183,748	$ -	$ -	$ 227,694	$ 183,748	$ 599	$ 483	$ 227,095	$ 183,265	$ 43,830
16	3720	Leased Prop on Cust - NONE	$ 47,450	$ 41,330	$ -	$ -	$ 47,450	$ 41,330	$ 125	$ 109	$ 47,325	$ 41,221	$ 6,104
17	3730	Street Lighting & Signal Sys	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
18	3740	Asset Retirement Costs for Dist. Plant	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
19													
20		Total Applicable Distribution Plant	$ 1,680,337,187	$ 776,744,981	$ -	$ -	$ 1,680,337,187	$ 776,744,981	$ 4,420,967	$ 2,043,616	$ 1,675,916,220	$ 774,701,365	$ 901,214,855

AES Ohio
Case No. 22-0900-EL-SSO
Distribution Investment Rider
Distribution Plant
____

Data: Actual
Type of Filing: Original
Work Paper Reference No(s).: Workpaper A-3

Schedule B-1
Page 2 of 2

Line No.	Acct. No.	Description	Total Company Plant: Plant Investment	Total Company Plant: Accumulated Reserve	Infrastructure Investment Rider: Plant Investment as of ____	Infrastructure Investment Rider: Accumulated Reserve as of ____	TOTAL DIR Plant Less: IIR Plant: Plant Investment	TOTAL DIR Plant Less: IIR Plant: Accumulated Reserve	Capitalized Incentive: Plant Investment	Capitalized Incentive: Accumulated Reserve	Total Adjusted Plant: Plant Investment	Total Adjusted Plant: Accumulated Reserve	Jurisdictional Rate Base
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H) = (D) - (F)	(I) = (E) - (G)	(J)	(K)	(L) = (H) - (J)	(M) = (I) - (K)	(N) = (H) - (I)
1	3601	Substation Land - NONE	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
2	3602	Other Land - NONE	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
3	3603	Land Rights - NONE	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
4	3610	S&I - NONE	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
5	3620	Station Equip - NONE	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
6	3640	Poles, Towers & Fixt - NONE	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
7	3650	Ovhd Conductor & Dev - NONE	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
8	3660	Underground Conduit - NONE	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
9	3670	Underground Conductor - NONE	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
10	3680	Line Transformers - NONE	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
11	3691	Ovhd Electric Service - NONE	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
12	3692	Underground Electric - NONE	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
13	3700	Meters - NONE	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
14	3711	Cust Install - Priv - NONE	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
15	3712	Cust Install - Other - NONE	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
16	3720	Leased Prop on Cust - NONE	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
17	3730	Street Lighting & Signal Sys	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
18	3740	Asset Retirement Costs for Dist. Plant	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
19													
20		Total Applicable Distribution Plant	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -

Data: Actual Type of Filing: Original Schedule B-2 Work Paper Reference No(s).: None Page 1 of 1 Line Amount as of Amount as of No. Description June 30, 2020 ____ Source (A) (B) (C) (D) (E) 1 Book Basis for Surviving Assets Unitized 1,680,337,187$ -$ Company Records 2 Book Reserve for Surviving Assets Unitized 776,744,981$ -$ Company Records 3 4 Tax Basis 905,587,885$ -$ Company Records 5 Tax Reserve 644,877,946$ -$ Company Records 6 7 Protected Excess Deferred Income Taxes 52,010,893$ -$ Company Records 8 9 Net Basis Difference 642,882,267$ -$ Line 1 - Line 2 - Line 4 + Line 5 10 11 Tax Rate at time of Filing 22.33% 0.00% Company Records 12 13 Deferred Tax at time of Filing 195,591,214$ -$ Line 7 + Line 9 * Line 11 14 Capitalized Incentive Adjustment 514,600$ -$ Line 13 * WPA-3 Line 4 15 16 Deferred Tax at time of Filing 195,076,614$ -$ Line 13 - Line 14 AES Ohio Case No. 22-0900-EL-SSO Distribution Investment Rider Plant Related Accumulated Deferred Income Taxes

Data: Actual Type of Filing: Original Schedule C-1 Work Paper Reference No(s).: None Page 1 of 1 Line Acct. Depreciation Depreciation Expense Depreciation Expense No. No. Account Description Rate % June 30, 2020 ____ (A) (B) (C) (D) (E) 1 3601 Substation Land - NONE 0.00% -$ -$ 2 3602 Other Land - NONE 0.00% -$ -$ 3 3603 Land Rights - NONE 0.00% -$ -$ 4 3610 S&I - NONE 2.40% 259,309$ -$ 5 3620 Station Equip - NONE 2.16% 3,293,807$ -$ 6 3640 Poles, Towers & Fixt - NONE 3.17% 11,017,980$ -$ 7 3650 Ovhd Conductor & Dev - NONE 2.17% 3,816,862$ -$ 8 3660 Underground Conduit - NONE 2.00% 231,076$ -$ 9 3670 Underground Conductor - NONE 2.60% 6,388,989$ -$ 10 3680 Line Transformers - NONE 3.26% 11,568,627$ -$ 11 3691 Ovhd Electric Service - NONE 3.00% 1,732,113$ -$ 12 3692 Underground Electric - NONE 3.00% 6,584,954$ -$ 13 3700 Meters - NONE 4.59% 2,396,635$ -$ 14 3711 Cust Install - Priv - NONE 2.86% 550,237$ -$ 15 3712 Cust Install - Other - NONE 2.67% 6,063$ -$ 16 3720 Leased Prop on Cust - NONE 2.50% 1,183$ -$ 17 3730 Street Lighting & Signal Sys 0.00% -$ -$ 18 3740 Asset Retirement Costs for Dist. Plant 0.00% -$ -$ 19 20 Total 47,847,835$ -$ AES Ohio Case No. 22-0900-EL-SSO Distribution Investment Rider Depreciation Expense by FERC Account

Data: Actual Type of Filing: Original Schedule C-2 Work Paper Reference No(s).: None Page 1 of 1 Line Vintage Ending Balance Percent True Value of No. Year Beginning Balance Activity (Taxable Cost) Good Taxable Property (A) (B) (C) (D) (E) (F) (G) 1 2020 730,157,995$ 2 3 Capitalized Incentive Adjustment 1,921,046$ 4 5 Assessment Percentage 85.00% 6 7 Assessed Value 619,001,407$ 8 9 Average Tax Rate 9.099% 10 11 Annual Amount DRC Property Tax 56,321,700$ AES Ohio Case No. 22-0900-EL-SSO Distribution Investment Rider Taxes Other than Income As of June 30, 2020

Data: Actual Type of Filing: Original Schedule C-2 Work Paper Reference No(s).: None Page 1 of 1 Line Vintage Ending Balance Percent True Value of No. Year Beginning Balance Activity (Taxable Cost) Good Taxable Property (A) (B) (C) (D) (E) (F) (G) 1 2022 -$ 2 3 Capitalized Incentive Adjustment -$ 4 5 Assessment Percentage 85.00% 6 7 Assessed Value -$ 8 9 Average Tax Rate 0.00% 10 11 Annual Amount DRC Property Tax -$ AES Ohio Case No. 22-0900-EL-SSO Distribution Investment Rider Taxes Other than Income

Data: Actual Type of Filing: Original Schedule D-1 Work Paper Reference No(s).: None Page 1 of 1 Line No. Description Total Cost Weighted Cost Source (A) (B) (C) (D) (E) (F) 1 Common Equity 53.87% 9.999% 5.40% Case No. 20-1651-EL-AIR 2 3 Long-Term Debt 46.13% 4.4% 2.03% Case No. 20-1651-EL-AIR 4 7.43% Sum lines 1-3 5 6 Effective Tax Rate 22.44% Company Records 7 Commercial Activities Tax (CAT) 0.26% Company Records 8 9 Rate of Return (Pre Tax) 8.99% [(Line 1) / (1 - Line 6)] + Line 3 10 Rate of Return (Pre Tax with CAT) 9.02% Line 9 * (1 / 1 - Line 7) AES Ohio Case No. 22-0900-EL-SSO Distribution Investment Rider Rate of Return Calculation

Data: Actual Type of Filing: Original Workpaper A-1 Work Paper Reference No(s).: None Page 1 of 1 First of Amount Month Revenue Collected Net (Over) and Line Month Balance Requirement (CR) Amount Under Recovery (A) (B) (C) (C) (D) (E) (F) (F) = (D) - (E) (G) = (C) + (F) 1 Aug-23 $0 $0 $0 $0 $0 2 Sep-23 $0 $0 $0 $0 $0 3 Oct-23 $0 $0 $0 $0 $0 4 Nov-23 $0 $0 $0 $0 $0 5 Dec-23 $0 $0 $0 $0 $0 MONTHLY ACTIVITY AES Ohio Case No. 22-0900-EL-SSO Distribution Investment Rider Reconciliation of Recovery

Data: Actual Type of Filing: Original Workpaper A-2 Work Paper Reference No(s).: None Page 1 of 1 Unadjusted Adjusted 2023 Quarterly Unadjusted Unadjusted Quarterly Adjusted Adjusted Authorized Revenue Quarterly Cumulative Revenue Quarterly Cumulative Line Quarter Cap Requirement (Over)/Under (Over)/Under Requirement (Over)/Under (Over)/Under (A) (B) (C) (D) (E) (F) (G) (H) (I) (E) = (C) - (F) (H) = (C) - (G) 1 Q3 2023 $0 $0 $0 $0 $0 $0 $0 2 Q4 2023 $0 $0 $0 $0 $0 $0 $0 YTD $0 $0 $0 $0 $0 $0 $0 AES Ohio Case No. 22-0900-EL-SSO Distribution Investment Rider 2023 DIR Cap Calculation MONTHLY ACTIVITY

Workpaper A-3 Page 1 of 1 Line No. Description Total Source (A) (B) (C) (D) 1 Capitalized Incentives $752,814 Company Records - January - December 2022 2 Total Capital Expense $286,123,152 Company Records - January - December 2022 3 4 Capitalized Incentive Adjustment Factor 0.2631% AES Ohio Case No. 22-0900-EL-SSO Capitalized Incentive Adjustment Factor Distribution Investment Rider

EXHIBIT 2

AES Ohio
2023 DIR Workplan

	Program Name	Program Description	Reliability Impact?	Reliability Improvement	Estimated Units Year 1	Estimated Number of Affected Circuits	Estimated Number of Affected Rule 11 Circuits	Year 1
1	Pole Replacements	Replacement of poles found to be outside of the acceptable inspection criteria during annual pole inspections	Y	Positive reliability impact is driven by the proactive renewal of the poles and associated equipment (cross-arms, cross-arm braces, insulators, connections, fuses, arresters, switches, etc.) which are equipment failure points				
2	URD Cable Replacements	Replacement of underground cable due to failures and the restoration of "looped" or redundant feeds	Y	Replacement of underground cable (primarily bare concentric neutral construction) due to failures and the restoration of "looped" or redundant feeds				
3	Cutout Replacement	Replacement of porcelain cutouts	Y	This will positively impact reliability by removing porcelain cutouts which are exhibiting an accelerating failure profile				
4	Overhead Reliability Program	Circuit focused reliability improvement	Y	Positive reliability impact is driven by the proactive renewal of equipment (conductor, cross-arms, cross-arm braces, insulators, connections, fuses, arresters, switches, etc.) which are equipment failure points at the circuit level to address sub-par reliability performance. These failure points will be identified via focused inspections.				
5	4kV System Conversion	Convert distribution from 4kv to 12kv to upgrade equipment and reduce line losses	Y	Conversion of the 4kV system will provide benefits such as lower line losses and a more efficient distribution system, which will reduce costs to customers.				
6	Reliability Action Program	Sub-circuit (branch line) focused reliability improvements	Y	Positive reliability impact is driven by the proactive renewal of equipment (conductor, cross-arms, cross-arm braces, insulators, connections, fuses, arresters, switches etc.) which are equipment failure points at the sub-circuit (branch line) level to address sub-par reliability performance. These failure points will be identified via focused inspections.				
7	Distribution Planned Replacements	Improvements and proactive replacement of distribution equipment for reliability maintenance and/or improvement. For example, reconductoring, capacitor bank replacements, pole stub removals, etc.	Y	Positive reliability impact is driven by the proactive renewal of equipment and establishment of additional redundancy capacity				
8	Distribution Growth Projects	Distribution improvements and additions that affect the distribution system. The improvements are implemented to accommodate growth in various areas throughout the service territory.	N	Primarily this will serve new growth customers but may also provide redundant capacity for existing customers				
9	Distribution Land Acquisition	Land to be purchased for the support of substation expansion, installation or various construction projects.	Y	Land acquisition tied to substation expansion that will provide a new source to a location and possible redundancy.				
10	Transformers and Installation	Transformer installations to support growth and failed units throughout the service territory.	Y	Inventory to support service restoration in the event of a transformer failure and to provide adequate inventory for economic development				
11	Meters and Installation 2023	Non-AMI Meter installations to support new growth and also replacements throughout our service territory.	N	Inventory to support service restoration in the event of a meter failure and to provide adequate inventory for changing market conditions				
12	Single Phase Substation Transformer Replacements	Replacement of aged triple single transformers for standard single unit substation class transformers.	Y	Positive reliability impact is driven by the proactive renewal of aging transformers which will mitigate outages due to transformer failures and strengthen the resiliency of the system				
13	Spare Substation Transformers	Purchase of additional spare transformers to serve as replacements in the event of a transformer failure.	N	Positive reliability impact is driven by the improved mitigation of outage impact due to transformer failures and strengthen the resiliency of the system

14 Mobile Substation - construction Purchase of additional substation mobiles (transformer/breaker) for use in infrastructure upgrade projects. Y Positive reliability impacts to customers. During infrastructure upgrade projects, customers will be switched to a mobile, eliminating the need for an outage.

	Program Name	Program Description	Reliability Impact?	Reliability Improvement	Estimated Units Year 1	Estimated Number of Affected Circuits	Estimated Number of Affected Rule 11 Circuits	Year 1
	Substations							
15	Switchgear replacement/reconditioned	Replace or recondition aged switchgear.	Y	Positive reliability impact is driven by the focused replacement of equipment exhibiting heightened failure profiles				
16	Fence Replacement/Security upgrades	Installation of cut proof fencing at 15 substations per year to improve security, reliability and safety.	N	Positive reliability impact is driven by the mitigation of security threats and potential outage incidents due to external threats, vandalism etc.				
17	Thermographic cameras and "Shotspotter" technology in substations	Installation of thermographic cameras with AI and shotspotter to improve security, reliability and safety at 15 substations per year.	N	Positive reliability impacts is driven by the mitigation of security threats and potential outage incidents to external threats, vandalism etc. Increases AES Ohio's ability to respond more quickly to substation incidents.				
18	Critter Fence/Animal mitigation	Installation of critter fences at specific substations to prevent animal contacts with substation class equipment.	Y	Positive reliability impact is driven by the mitigation of animal threats (intrusion mitigation, bushing protection etc.).				
19	Spare breakers/relays	Relays - purchase spare distribution relays including feeder, bus, and transformer relays.	N	Positive reliability impact so spare inventory is available in the event of relay failures due to age or other events. Without spare inventory customer service is at risk due to prolonged outages with a relay failure.				
20	Sound wall	Replace traditional fencing with sound walls to improve security and neighbor experience.	N	Positive reliability impacts is driven by the mitigation of security threats and potential outages incidents to external threats, vandalism etc. Customer experience is improved as the sound wall absorbs the sounds originating with the substation class transformers.				
21	Test equipment	Test equipment to ensure the reliability performance of Substation class equipment	N	Needed equipment to ensure the reliable operation of substation class equipment.				
22	Substation - Planned Replacement - Distribution	Proactive replacement of substation equipment	Y	The program proactively replaces substation battery installations to prevent equipment damage and to ensure customer reliability.				
23	Substation Growth Projects	Distribution Substation improvements and additions to support customer growth throughout our service territory.	N	Provides greater infrastructure capacity and redundancy where applicable.				
24	Network - Targeted Cable Replacement	Replace poor-performing Network primary cable on each of the (10) Network primary circuits. Replace aging secondary cable on the Secondary Grid Network	Y	The Network Cable Replacement program will significantly improve reliability on the Dayton Network by replacing network cables, primary and secondary, that is approaching it's end of life. By proactively replacing this cable, AES Ohio will potentially avoid lengthy repair times which will greatly improve reliability.				
25	Substation Riser Cable Replacements	Replace poor-performing Substation Riser cables (also known as Substation Exit cables). Targeting circuits with unjacketed cable and Paper-Insulated Lead cable that is approaching it's end of life.	Y	The Substation Riser Cable Replacement program will significantly improve reliability by avoiding lengthy unplanned outages caused by circuit-level cable events.				
26	Network Protector Replacement (216V)	Replace aging Westinghouse & GE live-front Network Protectors with new Eaton, dead-front CM52 Network Protectors.	Y	The Grid Network Protector Replacement program will focus on replacing all the aging grid network (125/216V) protectors on the Dayton Network. There has been an increase in live-front protector failures over the last several years which has compromised grid reliability due to the protectors being unavailable to serve growing load on the Network.				
27	Network Vault Tops	Replace the structural top of targeted, deteriorating Network Transformer Vault structures	N	The Vault Top Replacement program will increase reliability and safety in the Dayton Network. The Network Transformer Vaults are a critical component of the Dayton Network due the equipment/cable that are housed in the vaults. The structural top of the these vaults deteriorate over time due to age, contraction/expansion of water/ice, and salt ingress during winter months. By proactively replacing the top of a vault structure, we potentially avoid personnel and equipment/cable damage.				
28	Network - Targeted Cable Replacement	Replace poor-performing Network primary cable on each of the (10) Network primary circuits. Replace aging secondary cable on the Secondary Grid Network	Y	The Network Cable Replacement program will significantly improve reliability on the Dayton Network by replacing network cables, primary and secondary, that is approaching it's end of life. By proactively replacing this cable, AES Ohio will potentially avoid lengthy repair times which will greatly improve reliability.

	Program Name	Program Description	Reliability Impact?	Reliability Improvement	Estimated Units Year 1	Estimated Number of Affected Circuits	Estimated Number of Affected Rule 11 Circuits	Year 1
	Network							
29	Network - Targeted Cable Replacement	Replace poor-performing Network primary cable on each of the (10) Network primary circuits. Replace aging secondary cable on the Secondary Grid Network	Y	The Network Cable Replacement program will significantly improve reliability on the Dayton Network by replacing network cables, primary and secondary, that is approaching it's end of life. By proactively replacing this cable, AES Ohio will potentially avoid lengthy repair times which will greatly improve reliability.				
30	Substation Riser Cable Replacements	Replace poor-performing Substation Riser cables (also known as Substation Exit cables). Targeting circuits with unjacketed cable and Paper-Insulated Lead cable that is approaching it's end of life.	Y	The Substation Riser Cable Replacement program will significantly improve reliability by avoiding lengthy unplanned outages caused by circuit-level cable events.				
31	Network Protector Replacement (216V)	Replace aging Westinghouse & GE live-front Network Protectors with new Eaton, dead-front CM52 Network Protectors.	Y	The Grid Network Protector Replacement program will focus on replacing all the aging grid network (125/216V) protectors on the Dayton Network. There has been an increase in live-front protector failures over the last several years which has compromised grid reliability due to the protectors being unavailable to serve growing load on the Network.				
32	Network Vault Tops	Replace the structural top of targeted, deteriorating Network Transformer Vault structures	N	The Vault Top Replacement program will increase reliability and safety in the Dayton Network. The Network Transformer Vaults are a critical component of the Dayton Network due the equipment/cable that are housed in the vaults. The structural top of the these vaults deteriorate over time due to age, contraction/expansion of water/ice, and salt ingress during winter months. By proactively replacing the top of a vault structure, we potentially avoid personnel and equipment/cable damage.				
33	Network Transformers	Replace deteriorating Network Transformers and purchase additional spare network transformers to resupply the AES Ohio spare inventory	Y	The Network Transformer program will increase reliability by replacing several network transformers that are deteriorating. The program will also resupply the AES Ohio spare inventory to ensure an adequate spare is available in the event of a sudden event.				
34	Service Box Frame Replacements	Replace the frame and cover of existing Service Boxes in the Dayton Network	N	AES Ohio has large pullboxes called Service Boxes installed on the Dayton Network that house primary and secondary network cables. The existing cover is rectangular and weighs approximately 400lbs, which makes it a safety/ergonomic issue and a reliability issue if the cover were to fall back into the box. AES Ohio's replacement for these covers is to replace the entire frame that utilizes a pneumatic piston to assist our employees in lifting the covers. The frame/cover also utilizes a hinge/latch mechanism to prevent the cover from falling into the box.				
35	Tait Duct Bank Optimization	Remove abandoned cable from the duct banks between Tait Substation, Miami Valley Hospital, and University of Dayton.	N	The Tait Duct Bank Optimization program is the first phase of a multi-phase program. By removing years of abandoned cable in the duct banks that leave Tait Substation, it will allow AES Ohio to replace critical circuits to Miami Valley Hospital and the University of Dayton without having to incur lengthy outages				
36	Tait AB1229 Cable Replacement	Replace 12kV circuit AB1229 out of Tait Substation. AB1229 is the preferred feed to Miami Valley Hospital	Y	The AB1229 Cable Replacement program will significantly increase reliability to the Miami Valley Hospital by replacing aging primary cable with new primary cable on their preferred feed				
37	Tait AB1233 Cable Replacement	Replace 12kV circuit AB1233 out of Tait Substation. AB1233 is one of the feeds to the University of Dayton	Y	The AB1233 Cable Replacement program will significantly increase reliability to the University of Dayton by replacing aging primary cable with new primary cable on one of their primary feeds.				
38	Troy Tower Switch Replacement	Replace an aging primary switch located in the base of a tower structure on the south of the Great Miami River in Troy, OH	Y	The Troy Tower Switch Replacement program will increase reliability and personnel safety by removing an outdated, non-standard piece of equipment off the AES Ohio system, that is currently unable to be operated due to it being located in an enclosed space, therefore extending switching times and limiting switching options in the event of a circuit issue. The replacement switch will be able to be operated remotely.				
39	Network Equipment/Material Building & Lay-Down Yard	Construct a building and lay-down yard specifically to store the additional network material/equipment required for DIR projects.	N	The Network Building/Lay-Down Yard is necessary to store the additional material/equipment needed for the DIR projects. This is to ensure the material for the projects is readily available when the crews/contractors begin the projects.				
40	Distribution, Substation, and A/C Network forced replacements	Replacement of failed equipment on the Distribution System, Substations and/or the AC Network.	Y	Replaced failed equipment to ensure reliable electric service.